Exhibit 10.22

Vereinbarung über die Änderung eines Geschäftsführer-Anstellungsvertrags	Agreement on the Amendment of a Managing Director Agreement

zwischen	between

Karyopharm Europe GmbH Franziska-Bilek-Weg 9 80339 München Deutschland/ Germany

(im Folgenden die “Gesellschaft” genannt)	(hereinafter referred to as the “Company”)

und	and

Herrn/Mr. Ran Frenkel Am Schützenweiher 2A 4800 Winterthur Schweiz / Switzerland

(im Folgenden „Geschäftsführer“ genannt)	(hereinafter referred to as “Managing Director”)

Preambel	Preamble

Die Parteien haben am 15. Oktober 2014 einen Geschäftsführer-Anstellungsvertrag (im Folgenden „Geschäftsführer-Anstellungsvertrag“) geschlossen, den sie mit dieser Vereinbarung wie folgt ändern:	On 15 October 2014 the parties have entered into a managing director agreement (hereinafter referred to as “Managing Director Agreement”). The parties wish to amend the Managing Director Agreement as follows:

§ 1	§ 1

Ziffer 1.3 des Geschäftsführer-Anstellungsvertrags wird durch nachfolgende Regelung ersetzt:	Clause 1.3 of the Managing Director Agreement shall be replaced by the following provision:

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1.3	Arbeitsort ist der Sitz der Gesellschaft oder das Home Office des Geschäftsführers in Israel. Die Gesellschaft behält sich vor, den Geschäftsführer an einen anderen Arbeitsort zu versetzen, wenn ihm dies bei Abwägung seiner persönlichen und der Belange der Gesellschaft zuzumuten ist.	1.3	Place of work shall be the registered office of the Company or the Managing Director’s home office in Israel. The Company reserves the right to relocate the Managing Director to another place of work, when this can be reasonably expected from him, weighing up his personal needs and the needs of the business.

	§ 2		§ 2

Nach Ziffer 3.4 des Geschäftsführer-Anstellungsvertrags wird nachfolgende Ziffer 3.5 ergänzt:		After clause 3.4 of the Managing Director Agreement the following clause 3.5 shall be added:

3.5	Der Geschäftsführer kann eine Geschäftswohnung am Sitz der Gesellschaft nutzen, wenn er sich in Deutschland aufhält. Ein etwaiger geldwerter Vorteil der Nutzung der Geschäftswohnung ist vom Geschäftsführer zu versteuern, wenn hierzu nach anwendbarem Steuerrecht eine Verpflichtung besteht.	3.5

While the Managing Director stays in Germany he may use a company flat at the seat of the Company. Use of the company flat shall be declared by the Managing Director as a financial benefit for taxation purposes if required by applicable tax law.

	§ 3		§ 3

(1)	Diese Vereinbarung tritt am 16. Februar 2015 in Kraft.	(1)	This agreement comes into force on 16 February 2015.

(2)	Die übrigen Bestimmungen des Geschäftsführer-Anstellungsvertrags bleiben von dieser Vereinbarung unberührt.	(2)	The residual provisions of the Managing Director Agreement remain unaltered.

(3) Diese Vereinbarung unterliegt deutschem Recht.	(3) This agreement is governed by German law.

(4) Im Falle der Diskrepanz zwischen dem deutschen und dem englischen Text dieser Vereinbarung ist der deutsche Wortlaut maßgebend.	(4) In the event of any discrepancy between the German and the English text of this agreement, the German wording shall prevail.

Newton, Massachusetts, USA February 15, 2015	Winterthur, Switzerland February 15, 2015

/s/ Christopher B. Primiano	/s/ Ran Frenkel
Karyopharm Europe GmbH, vertreten durch die Gesellschafterversammlung/represented by its shareholders’ meeting, vertreten durch/represented by Christopher B. Primiano	Ran Frenkel

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